News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
         Bakersfield, California 93309-0640    Internet:  www.bry.com

Contacts: Robert F. Heinemann, President and CEO
          Ralph J. Goehring, Executive Vice President and CFO

              BERRY PETROLEUM NET INCOME INCREASES 133%
          TO A RECORD $.82 PER SHARE FOR THIRD QUARTER 2004

Bakersfield, CA - October 26, 2004 - Berry Petroleum Company (NYSE:BRY) reported record net income for the third quarter ended September 30, 2004 of $18.2 million, or $.82 per diluted share, an increase of 133% compared to prior-year third quarter net income of $7.8 million, or $.35 per diluted share. This is the fifth consecutive quarter of increased earnings and the twenty-third consecutive quarter of positive earnings for the Company, according to Robert F. Heinemann, president and chief executive officer.

Berry  produced a record average of 20,825 barrels of oil  equivalent
(BOE) per day during the third quarter of 2004, a 26% increase from an average of 16,482 BOE per day during the prior year's third quarter. The Company produced 15,689 BOE per day from its California assets and 5,136 BOE per day from its assets in the Rockies. Companywide, oil production averaged 19,315 barrels per day (93% of total production) and natural gas production averaged 9,065 Mcf (thousand cubic feet) per day (7% of total production) for the third quarter of 2004.

Mr. Heinemann continued, "We are very pleased with our results in the third quarter of 2004 as we achieved record net income with a 19% increase over our record second quarter 2004 net income. This was accomplished by producing a record average of 20,825 BOE per day at a record realized sales price of $32.28 per BOE."

"We continue to implement our growth strategy in the Uinta Basin and are appraising the deep gas potential at Brundage Canyon. Our deep farmout partner, Bill Barrett Corporation, plans to spud a deep test well there during the fourth quarter of 2004, targeting natural gas at around 14,000 feet in the Wasatch/Mesaverde trend. Berry will retain 25% of this well after payout."

"The Company and its partner, Bill Barrett Corporation, closed on its previously announced exploration and development agreement with the Ute Tribe and the Ute Distribution Corporation in the Lake Canyon Field of Utah earlier this month. Berry expects to drill at least two shallow test wells in the first quarter of 2005, targeting oil at around 6,000 feet in the Green River trend. These initial drill sites will be approximately three miles west of our Brundage Canyon field and have the potential of providing the Company with development opportunities comparable to Brundage Canyon. Drilling of the first deep natural gas test well in Lake Canyon is scheduled to begin in January."

"In addition to these activities, Berry is continuing to expand our prospective land position in the Uinta Basin. We have worked with an industry partner to add, pending closing, another 17,000 acres (8,500 net to Berry) located southeast of our Brundage Canyon field, and near recent gas discoveries. We will be conducting geologic evaluations on this acreage during the first half of 2005."

He added, "In the fourth quarter and into 2005 we will continue to focus development activities on projects that can add reserves and production over the long-term. In California, these projects include the thermal development of our Poso Creek field, Ethel D property and our diatomite pilot. Additionally, we are increasing our infill horizontal drilling at South Midway-Sunset. In Utah, we will test the potential of 40-acre infill drilling at Brundage Canyon. We are currently at 80-acre spacing and are hopeful that 40-acre spacing can economically add both incremental production and reserves."

The Company is in the process of determining its 2005 capital budget, and is targeting at least $80 million in spending, with the majority allocated for the Rocky Mountain region. Given this activity level, Berry believes it can increase its production from existing assets in 2005 by 10% to approximately 22,500 BOE per day. This production target does not include any success from Company pilot projects or exploration.

Berry realized an average sales price per BOE of $32.28 for the third quarter, a 46% increase over the $22.07 received in the same 2003 period. West Texas Intermediate (WTI) crude oil per barrel on the NYMEX averaged $43.89 and $30.21 in the third quarter of 2004 and
2003, respectively. Total operating costs from oil and gas operations on a per BOE basis for the third quarter of 2004 increased 6% to $11.54 from $10.90 in the same 2003 period. Increased steam costs, property taxes, and start-up costs related to thermally enhanced recovery projects on the Company's California properties were partially offset by lower operating costs on a per BOE basis on the Utah properties, which average approximately $7.50 per BOE compared to approximately $12.00 on the California properties. General and administrative (G&A) costs per BOE in the third quarter of 2004 were $2.21, up 43% from $1.55 in the third quarter of 2003 due to costs related to a change in the treatment of stock compensation, higher accounting and legal fees related to Sarbanes-Oxley compliance, and higher salaries and wages due to Company growth.

Berry also achieved record EBITDA (earnings before interest, taxes and depreciation, depletion and amortization) of $35.3 million during the third quarter, up 137% from $14.9 million reported during the prior year's third quarter, and up $6 million, or 20% from $29.3 million reported in the second quarter of 2004.

Nine-Month Results
------------------
Berry earned record net income of $43.9 million, or $1.97 per diluted share, for the nine months ended September 30, 2004, and up 91% compared to net income of $23 million, or $1.05 per diluted share, for the comparable nine-month period in 2003. EBITDA for the nine months ended September 30, 2004 was $85.3 million, up 102% from $42.2 million in the comparable nine-month period in 2003.

Berry produced an average of 20,243 BOE per day in the 2004 nine-month period, up 28% from an average 15,874 BOE per day in the comparable nine-month period in 2003. Oil production averaged 19,026 barrels per day (94% of total production) and natural gas production averaged 7,305 Mcf per day (6% of total production) for the nine months ended September 30, 2004. The average realized sales price per BOE was $28.81 for the nine months ended September 30, 2004, up 28% from $22.45 per BOE received in 2003. WTI NYMEX crude oil per barrel averaged $39.21 and $30.94 in the nine months of 2004 and 2003, respectively. Crude oil prices (WTI NYMEX) remain above $50.00 per barrel in the early portion of the current fourth quarter.

Total operating costs of $10.69 per BOE in the first nine months of 2004 were up slightly from $10.46 per BOE in the first nine months of 2003. The Company is targeting operating costs per BOE in 2005 of between $11.00 and $12.00. This projected increase is due to anticipated higher steam volumes and higher average fuel cost to produce steam. G&A costs per BOE rose 51% in 2004 to $2.74 from $1.81 in the first nine months of 2003, primarily due to the change in the treatment of stock options, additional staffing to accommodate Company growth, higher accounting and legal fees associated with Sarbanes-Oxley compliance, and costs associated with a change in the chief executive officer of the Company. The Company is targeting total G&A costs in 2005 of between $13 million and $14 million or a range of $1.55 to $1.75 per BOE. This projected decrease from 2004 is primarily related to lower stock option expenses.

2004 Capex Budget & Production Target
-------------------------------------
The Company has funded $51.9 million in capital expenditures in the first nine months of 2004 which includes 93 new wells and 76 workovers. Excluding 2004 acquisitions, the Company's 2004 revised budget is approximately $70 million, up 32% from the original budget of approximately $53 million. Berry expects to drill approximately 120 wells and perform approximately 90 workovers in 2004. The accelerated drilling program will take advantage of sustained attractive crude prices.

The Company intends to fund 100% of its capital program out of internally generated cash flow and anticipates that production will average at least 20,500 BOE per day in 2004, up 24% from 16,549 BOE per day in 2003.

Ralph J. Goehring, executive vice president and chief financial officer, said "Berry's performance in the third quarter was excellent and we continue to meet or surpass our financial targets. We reduced our long-term debt by $17 million and maintain a very strong balance sheet. At September 30, 2004 we had only $33 million of debt with unused borrowing capacity of $167 million. Our nine-month performance was also outstanding and we have the potential to achieve another record in the fourth quarter, based on existing commodity prices. Berry's high quality heavy oil assets in California are generating significant cash in excess of our capital requirements, allowing us to establish a significant acreage position in the Rockies supported by rapidly increasing production there. We are excited about our expanding opportunities for growth and given the price outlook for next year, 2005 should be another excellent and transforming year for Berry."

"The Company was pleased to increase the dividend in the third quarter to an annual payment of $.48 per share, up 9% from $.44 per share. Additionally, due to extremely strong cash flows, the Company paid a $.06 per share special dividend. This is the second annual increase in the dividend in the last two years. Finally, we were ranked 25th in Forbes Magazine's `200 Best Small Companies' list in mid October, and our current results reinforce our disciplined growth strategy with the objective of increasing value for our shareholders."

The Company has entered into additional fixed price crude oil and natural gas swaps in the third quarter of 2004. The Company has approximately 7,750 barrels per day hedged for calendar 2005 at approximately WTI NYMEX $40.50 per barrel. The Company's existing hedge position can be viewed on its website utilizing the following link: http://www.bry.com/index.php?page=hedging

Non-GAAP Information
--------------------
EBITDA is included in this press release for informational purposes. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's financial performance. Specifically, Berry believes that certain non-cash charges, as well as the related tax effects, are not indicative of core operating results. By including this item, non-GAAP results provide information to both management and investors that is useful in assessing the Company's core operating performance and in evaluating and comparing results of operations on a consistent basis from period to period. This non-GAAP financial measure is used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non -GAAP financial results which are included below.

        RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES AND
       DEPRECIATION, DEPLETION AND AMORTIZATION TO NET INCOME
                           (In thousands)
                             (unaudited)

                                Three Months          Nine Months
                       --------------------------  -----------------
                       09/30/04 06/30/04 09/30/03  09/30/04 09/30/03
                       -------- -------- --------  -------- --------
Earnings before interest,
taxes and depreciation,
depletion and
amortization (EBITDA)   $35,270  $29,251  $14,933   $85,335  $42,198

Depreciation, depletion
and amortization         (8,323)  (8,504)  (5,167)  (24,036) (14,350)

Interest                 (  512)  (  534)  (  368)  ( 1,577) (   845)

Provision for income
taxes                    (8,206)  (4,935)  (1,571)  (15,850)  (3,996)
                        -------- -------- --------  -------- --------
Net Income              $18,229  $15,278  $ 7,827   $43,872  $23,007



Teleconference Call
-------------------
An earnings conference call will be held Tuesday, October 26, 2004 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Dial 1-800-322-5044 to participate, using passcode 78745883. International callers may dial 617-614-4927. For a digital replay available through November 9, 2004 dial 1-888-286-8010 using passcode 15749304. Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com.

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, drilling, development and operating risks, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental risks, litigation uncertainties, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations.



                     CONDENSED INCOME STATEMENTS
                (In thousands, except per share data)
                             (unaudited)

                              Three Months           Nine Months
                          09/30/04   09/30/03    09/30/04   09/30/03
                          --------   --------    --------   --------
Revenues:
  Sales of oil and gas    $ 61,560   $ 33,466    $159,520   $ 97,286
  Sales of electricity      11,344     10,642      34,569     32,959
  Interest and other
   income, net                  45        350         338        598
                          --------   --------    --------   --------
   Total                    72,949     44,458     194,427    130,843
                          --------   --------    --------   --------
Expenses:
  Operating costs
    - oil and gas           22,107     16,534      59,321     45,344
  Operating costs
    - electricity           11,344     10,642      34,569     32,959
  Depreciation, depletion
    & amortization           8,323      5,167      24,036     14,350
  General and
    administrative           4,228      2,349      15,202      7,855
  Dry hole, abandonment
    & impairment                 -          -           -      2,487

  Interest                     512        368       1,577        845
                          --------   --------    --------   --------
    Total                   46,514     35,060     134,705    103,840
                          --------   --------    --------   --------


Income before income taxes  26,435      9,398      59,722     27,003
Provision for income taxes   8,206      1,571      15,850      3,996
                          --------   --------    --------   --------


Net income                $ 18,229   $  7,827    $ 43,872   $ 23,007
                          ========   ========    ========   ========


Basic net income per share    $.83       $.36       $2.01      $1.06
Diluted net income per share  $.82       $.35       $1.97      $1.05
Cash dividends per share      $.18       $.11        $.40       $.36


Weighted average common shares:
    Basic                   21,934     21,776      21,875     21,766
                          ========   ========    ========   ========
    Diluted                 22,365     22,065      22,295     21,917
                          ========   ========    ========   ========






                               CONDENSED BALANCE SHEETS
                                     (In thousands)

                                             (unaudited)
                                               09/30/04    12/31/03
                                              ---------   ---------

Assets
  Current assets                               $ 54,740    $ 43,286
  Property, buildings & equipment, net          326,793     295,151
  Other assets                                    3,871       1,940
                                              ---------   ---------
                                               $385,404    $340,377
                                              =========   =========

Liabilities & Shareholders' Equity
  Current liabilities                          $ 66,547    $ 46,826
  Deferred taxes                                 46,702      38,559
  Long-term debt                                 33,000      50,000
  Other long-term liabilities                     8,364       7,654
  Shareholders' equity                          230,791     197,338
                                              ---------   ---------
                                               $385,404    $340,377
                                              =========   =========



                      CONDENSED STATEMENTS OF CASH FLOWS
                                    (In thousands)
                                     (unaudited)
                                                   Nine Months
                                              09/30/04    09/30/03
                                              --------    --------
Cash flows from operating activities:
  Net income                                   $43,872     $23,007
  Depreciation, depletion & amortization        24,036      14,350
  Dry hole, abandonment & impairment              (364)      2,517
  Deferred income taxes                          6,846       3,387
  Deferred stock option compensation             4,520         917
  Other, net                                       569        (290)
  Net changes in operating assets and
    liabilities                                   (997)     (3,899)
                                              ---------   ---------

      Net cash provided by operating
        activities                              78,482      39,989

Net cash used in investing activities          (55,172)    (70,375)
Net cash (used in) provided by
    financing activities                       (25,760)     31,088
                                              ---------   ---------

Net (decrease) increase in cash and
  cash equivalents                              (2,450)        702

Cash and cash equivalents at
  beginning of year                             10,658       9,866
                                              ---------   ---------

Cash and cash equivalents at end of period     $ 8,208     $10,568
                                              =========   =========





                           COMPARATIVE OPERATING STATISTICS
                                     (unaudited)

                                Three Months              Nine Months
                          ------------------------ ------------------------
                          09/30/04 09/30/03 Change 09/30/04 09/30/03 Change
                          -------- -------- ------ -------- -------- ------

Oil and gas production:
-----------------------
Net total - BOE per day     20,825   16,482   +26%   20,243   15,874   +28%
Net oil - Bbl per day       19,315   15,788   +22%   19,026   15,392   +24%
Net gas - Mcf per day        9,065    4,176  +117%    7,305    2,898  +152%
Per BOE:
  Avg. sales price,
    net of hedges(1)        $32.28   $22.07   +46%   $28.81   $22.45   +28%

  Operating costs(2)         10.32    10.21    +1%     9.57     9.88    -3%
  Production taxes            1.22      .69   +77%     1.12      .58   +93%
                          -------- -------- ------ -------- -------- ------
    Total operating costs    11.54    10.90    +6%    10.69    10.46    +2%

  Depreciation & depletion    4.34     3.41   +27%     4.33     3.31   +31%
  General & administrative
    expenses                  2.21     1.55   +43%     2.74     1.81   +51%
  Interest expense             .27      .24   +13%      .28      .19   +47%

Electricity:
------------
  Electric power produced -
    MWh hours/day            2,122    2,127     -%    2,112    2,100    +1%
  Electric power sold -
    MWh hours/day            1,916    1,937    -1%    1,905    1,912     -%
  Average sales price-
    $/Mwh                   $75.96   $60.12   +26%   $70.25   $65.38    +7%
  Natural gas cost-
    $/Mmbtu                 $ 5.27   $ 4.75   +11%     5.27   $ 5.06    +4%

(1) Comparative average
    West Texas Intermediate
    (WTI) crude price       $43.89   $30.21   +45%   $39.21   $30.94   +27%
(2) Includes monthly
    expenses in excess of
    monthly revenues
    from cogeneration
    operations of            $2.09    $2.34   -11%   $1.91    $2.28    -16%


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